EXHIBIT 10.1
Fiscal 2019 Management Incentive Program (MIP)
For Corporate MIP Bonus-eligible Positions
Adopted July 26, 2018

This SYSCO CORPORATION FISCAL 2019 MANAGEMENT INCENTIVE PROGRAM FOR CORPORATE MIP BONUS-ELIGIBLE PARTICIPANTS (the “Program”) was adopted pursuant to the Sysco Corporation 2013 Long-Term Incentive Plan (the “Plan”) by the Committee (as defined in the Plan) of Sysco Corporation (the “Company”) on July 26, 2018, and shall be effective for the Company’s fiscal year ending June 29, 2019 (the “Program Year”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1.    Participants. For purposes of this Program, “Senior Officer” shall mean the Company’s President and Chief Executive Officer, the Company’s Chief Financial Officer or an Executive Vice-President of the Company. The Participants in this Program are grouped as follows:
(A)    Corporate MIP Bonus-eligible Participants: Those persons who serve in a Corporate MIP Bonus-eligible position and are designated by a Senior Officer as eligible to participate in the Program.
(B)    Senior Executive Participants: Corporate MIP Bonus-eligible Participants who are “covered employees” of the Company within the meaning of Code Section 162(m) and Treasury Regulation 1.162-27(c)(2) (or any successor statute, any regulatory section, or any administrative interpretation thereof) for the Program Year. If it is determined that a Participant is a Senior Executive Participant for the Program Year, such Participant’s bonus shall be calculated subject to any and all restrictions applicable to Senior Executive Participants under the Plan and this Program for the Program Year.
Once a person is designated as a Participant in this Program, the Committee may remove the Participant as a Participant in this Program with or without cause at any time during the Program Year, and the Participant shall not be entitled to any bonus under this Program for the Program Year regardless of when during the Program Year such Participant is removed.
2.    Definitions.
(A)     For calculation of a performance bonus the applicable metrics are defined as follows:
(i)    Operating Income: Means the Operating Income expressed as a dollar value, as it may be adjusted pursuant to Section 3(B), for the Program Year.
(ii)    Gross Profit Dollars Growth and US Broadline and Canadian Broadline Total Case Growth: Means Gross Profit Dollars Growth and US and Canadian Broadline Case Growth expressed as a percentage and computed by comparing gross profit dollars and total cases for US Broadline and Canadian Broadline, as they may be adjusted pursuant to Section 3(B), for the Program Year to target gross profit dollars and the target total cases for US Broadline and Canadian Broadline in the Fiscal 2019 Profit Plan, as they may be adjusted pursuant to Section 3(B).

(iii)    Strategic Bonus Objectives: Means key goals for the Program Year, as established by the Committee and as set forth in the Participant’s performance objectsives.
(iv)    Operating Income Bonus Percentage: Means the percentage determined from Table A - Operating Income, which is computed by comparing Operating Income for the Program Year to the target Operating Income for the Program Year in the the Fiscal 2019 Profit Plan.
(v)    Gross Profit Dollar Growth and US Broadline and Canadian Broadline Case Growth Bonus Percentage: Means the percentage determined from Table A – Gross Profit Dollar Growth and USBL+CABL Case Growth, attached hereto, which is computed by comparing the Gross Profit Dollar Growth for the Program Year and the US Broadline and Canadian Broadline Total Cases Growth for the Program Year to the target Gross Profit Dollar Growth for the Program Year and the target US Broadline and Canadian Broadline Cases Growth from the Fiscal 2019 Profit Plan.
(vi)    Strategic Bonus Objective Bonus Percentage: Means the percentage determined from Table A – Strategic Bonus Objectives, attached hereto, which coincides with Participant’s achievement of Strategic Bonus Objectives for the Program Year.
(B)    Corporate MIP Bonus-eligible Position: Means (i) positions held by the Senior Officers and (ii) other positions with the Company or its affiliates, as deemed appropriate by a Senior Officer.
(C)    Bonus Target Amount: Means a Participant’s Target Bonus Percentage for the Program Year multiplied by the Participant’s base salary as of the end of the relevant Program Year.
(D)    Bonus for a Corporate MIP Bonus-eligible Position: Means the sum of the Company Performance Bonus for a MIP Bonus-eligible Position and the SBO Performance Bonus for a Corporate MIP Bonus-eligible Position.
(E)    Performance Bonus for a Corporate MIP Bonus-eligible Position: As defined in Section 3(A)(i) hereof.
(G)    GAAP Change Year: As defined in Section 3(C)(i) hereof.
(G)    SBO Performance Bonus for a Corporate MIP Bonus-eligible Position: As defined in Section 3(A)(ii) hereof.
(H)    Rate Change Year: As defined in Section 3(C)(iii) hereof.
(I)    Target Bonus Percentage: The percentage set forth in the Participant’s bonus letter for the Program Year.

3.    Calculation of Bonus.

(A)     Bonus Formula. The Bonus for a Corporate MIP Bonus-eligible Position for the Program Year shall be based 75% on financial performance of the Company and 25% on an individual Participant’s performance with respect to Strategic Bonus Objectives, and shall be equal to the sum of the (i) and (ii), calculated as follows:
(i)    Performance Bonus for a Corporate MIP Bonus-eligible Position. The Company Performance Bonus for a MIP Bonus-eligible Position shall be equal to the sum of the following:

(AA)    Operating Income Bonus –

Participant’s Bonus Target Amount	X	Operating Income Bonus Percentage	X	50%	=	Operating Income Bonus

(BB)	Gross Profit Dollars Growth and US Broadline and Canadian Broadline Total Case Growth Bonus –

Participant’s Bonus Target Amount	X	Gross Profit Dollars Growth and US Broadline and Canadian Broadline Cases Growth Bonus Percentage	X	25%	=	Gross Profit Dollars Growth and US Broadline and Canadian Broadline Cases Growth Bonus

(ii)    SBO Performance Bonus for a MIP Bonus-eligible Position. The SBO Performance Bonus for a MIP Bonus-eligible Position shall be determined based on the Participant’s achievement of the specified SBOs, and shall be equal to the sum of the following:
(CC)     Strategic Bonus Objective Bonus –

Participant’s Bonus Target Amount	X	SBO Bonus Percentage	X	25%	=	SBO Bonus

Each of the above components of the Bonus for a MIP Bonus-eligible Position shall be calculated and awarded independently. Each metric based on financial performance has a possible payout between 0% and 200%, depending on actual performance relative to established targets. SBO Performance Bonus has a possible payout of between 0% and 150%, depending on actual performance relative to established targets. If performance for the Program Year with respect to a component does not meet Threshold, a Participant will not receive any bonus with respect to that component. If performance for the Program Year is between Threshold and Maximum, the amount of bonus earned with respect to that component will be determined as set forth on the applicable Table A attached to this Program. Prior to the date that is ninety (90) days after the beginning of the Program Year, the Committee shall determine the Threshold, Target and Maximum performance metrics and the respective payout percentages to be set forth on Table A for the Company.

(B)    Performance Metric Adjustments. Certain items of revenue, expense, gain, losses or other adjustments resulting from extraordinary or non-recurring items, will be taken into account in the application of the relevant performance metrics used to determine the Participants’ bonuses under this Program in accordance with the following:
(i)    Multi-Employer Pension Adjustments. Adjustments resulting from the Company’s or an Operating Company’s complete or partial withdrawal from a multi-employer pension plan sponsored by a third party in which the Company or an Operating Company participates (“Pension Adjustments”). The amount of any such adjustment shall be determined in accordance with GAAP. Pension Adjustments shall initially be excluded from the calculation of the performance metrics used to determine Participants’ bonuses under this Program; provided however, the Committee may include all or any portion of such Pension Adjustments in the determination of a Participant’s bonus hereunder in its discretion, provided such inclusion shall not apply to a Senior Executive Participant unless the Committee determines that the inclusion of all or any portion of such Pension Adjustments will not impact the Company’s ability to deduct the bonus payable to a Senior Executive Participant under this Program under Section 162(m) of the Code.
(ii)    Restructuring Charges Adjustment. Adjustments resulting from the Company’s or an Operating Company’s costs including, but not limited to, severance, facility closures and consolidations and asset write downs. The foregoing notwithstanding, the following items will not be eligible for adjustment under this provision: ERB, COLI, Fuel and Tax.
(iii)     Acquisitions and Divestitures. All or any portion of operating results, acquisition and divestiture expenses (including any applicable break up fees), acquisition debt, if any, and any gains or losses relating to or resulting from (AA) an acquisition by the Company of stock (or other equity interest) or substantially all of the assets of a corporation, partnership, limited liability company or other entity for a purchase price in excess of $100 million; and (BB) a divestiture of an Operating Company or operating division of the Company (or substantially all of the assets thereof) for a sale price in excess of $100 million may be excluded from the determination of the Company Performance Bonus under this Program; provided however, such exclusion shall not apply to a Senior Executive Participant unless the Committee determines that the exclusion of all or any portion of such adjustments will not impact the Company’s ability to deduct the bonus payable to a Senior Executive Participant under this Program under Section 162(m) of the Code.
(iii)    Foreign Exchange Rate Fluctuations. Variance of actual foreign exchange rates during the Program Year versus projected foreign exchange rate assumptions used in the development of operational targets in the Fiscal 2018 Profit Plan.
(iv)    Certain Other Events. Notwithstanding the foregoing, the Committee may include or exclude from the determination of a Participant’s bonus hereunder the results of certain other extraordinary or non-recurring items not otherwise contemplated by this Section (B), and expenses related to acquisitions by, or restructuring of, the Company and its subsidiaries (whether or not such expenses are extraordinary or non-recurring).

(C)    General Rules Regarding Bonus Calculation.
(i)    Consistent Accounting. In determining whether or not the results of operations for a given fiscal year result in a bonus, Company accounting practices and, except as otherwise modified in this Program, GAAP shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company, approved (in the case of Senior Executive Participants) by the Committee and binding on each Participant. Notwithstanding the foregoing, if there is any material change in GAAP during a Program Year that results in a material change in accounting for the revenues or expenses of the Company, the calculations of the MIP bonus for such Program Year (the “GAAP Change Year”) shall be made as if such change in GAAP had not occurred during the GAAP Change Year. In determining the MIP bonus for the year following a GAAP Change Year, the calculation shall be made after taking into account such change in GAAP.
(ii)    Maximum Bonus. Subject to Section 6 as to Senior Executive Participants, and notwithstanding any other provision in this Program to the contrary, in no event shall any Participant be entitled to a bonus under this Program in excess of 281.25% of such Participant’s base salary in effect as of the end of the Program Year.
(iii)    Tax Law Changes. If the Internal Revenue Code is amended during the Program Year and, as a result of such amendment(s), the effective tax rate applicable to the earnings of the Company (as described in the “Summary of Accounting Policies” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K) changes during the Program Year, the determination of the Participant’s Company Performance Bonus for the Program Year (the “Rate Change Year”) shall be made as if such rate change had not occurred during the Rate Change Year. In determining the Company Performance Bonus in the year following the Rate Change Year, the calculation shall be made after taking into account such rate change.
4.    Payment. Within ninety (90) days following the end of the Program Year, the Company shall determine, and, in the case of Senior Executive Participants, the Committee shall approve, the amount of any bonus earned by each Participant under this Program. Such bonus shall be payable in the manner, at the times and in the amounts provided in the Plan.
5.    Clawback of Bonus. In accordance with the Company’s incentive payment clawback policy, in the event of a restatement of financial results (other than a restatement due to a change in accounting policy) within thirty-six (36) months of the payment of a bonus under this Program, if the Committee or the Company determines in its sole and absolute discretion, that the bonus paid to a Participant under the Program for the Program Year would have been lower had it been calculated based on such restated results (the “Adjusted MIP Bonus”), then the Committee or the Company shall, subject to applicable governing law, recoup from such Participant, in such form and at such time as the Committee or the Company determines in its sole and absolute discretion, the difference between the amount previously paid to such Participant pursuant to this Program (without regard to amounts deferred by such Participant under the Company’s executive benefit plans) and the Adjusted MIP Bonus.
6.    Overall Limitation upon Payments under the Plan to Senior Executive Participants.     Notwithstanding any other provision in this Program to the contrary, in no event shall any Senior Executive Participant be granted a Cash-Based Award in excess of one percent (1%) of the Company’s earnings before income taxes as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s Annual Report on Form 10-k filed with the Securities and Exchange Commission for the fiscal year ended immediately before the date the applicable Cash-Based Awards are paid.

7.    Confidentiality. The target performance levels and other information set forth on Table A constitute confidential information of the Company, subject to the prohibition on disclosure of confidential information under Sysco’s Code of Conduct. Any disclosure of the target performance levels by a Participant prior to the time such target performance levels are disclosed to the public, as determined by the Committee, will result in a forfeiture (which may include a clawback) of such Participant’s Bonus for the Program Year.
8.    Treatment Upon Change in Control.
(A)    Notwithstanding anything to the contrary contained herein, and in lieu of any other payments due hereunder other than pursuant to this Section 8, within ninety (90) days following the date on which a Change in Control (as defined in Section 1.2(f) of the Plan) has occurred, each person who was a Participant at the time of the Change in Control shall be paid a cash bonus hereunder, equal to the following (subject to reduction in the case of certain severance payments, as set forth below): the product of (i) a fraction equal to the number of days in the Performance Period in which the Change in Control occurs up to and including the date of the Change in Control divided by 365, and (ii) the bonus that would have been paid under this Plan, calculated using a Performance Goal equal to the product of (i) performance through and including the end of the most recently completed fiscal quarter occurring prior to and in the same Performance Period as the Change in Control (the “Measurement Date”), calculated in accordance with generally accepted accounting principles, if applicable, and (b) a fraction, the numerator of which is 365 and the denominator of which is the number of days in such Performance Period up to and including the Measurement Date.
(B)    In addition to any bonus paid or payable pursuant to Section 8(A), any Participant who remains in the employ of the Company or any Affiliated Company on the last day of the Performance Period in which a Change in Control occurs shall be entitled to receive, in cash, within ninety (90) days after the end of the Performance Period, an amount equal to the positive difference, if any, between (a) the bonus that would have been paid to the Participant for such Performance Period under the Plan as in effect on the date of the Change in Control, using the actual performance for the entire Performance Period, and (b) the amount paid pursuant to Section 8(A).
(C)    Notwithstanding the foregoing, with respect to any Participant who is a party to the Company’s a severance agreement with the Company or an Affliated Company, the bonus paid pursuant to this Section 8 shall be reduced, but to not less than zero, by the amount of any payment pursuant to such Participant’s severance agreement that is determined or calculated with respect to payments received or to be received under this Plan or any predecessor or successor thereof.
9.    Delegation of Authority. Pursuant to Section 2.3 of the Plan, the Committee hereby delegates discretionary authority granted to the Committee under this Program as well as under the Plan, including but not limited to the authority to determine the target, minimum and maximum performance levels applicable to Participants and the Company and the related payout percentages subject to the maximum bonus levels set forth in Section 3(c)(ii) of this Program, to the Senior Officers and each of them individually, except as to Senior Executive Participants.

CONFIDENTIAL
TABLE A

THE PERFORMANCE TARGETS SET FORTH ON THIS TABLE CONSTITUTE “CONFIDENTIAL INFORMATION” AND ANY DISCLOSURE OF SUCH PERFORMANCE TARGETS BY A PARTICIPANT PRIOR TO THE TIME SUCH PERFORMANCE TARGETS BECOME PUBLIC INFORMATION WILL RESULT IN SUCH PARTICIPANT FORFEITING HIS OR HER RIGHTS TO A BONUS UNDER THIS PROGRAM.